                                                                     EXHIBIT 4.2

                               SHARE PURCHASE DEED

Dated                                                                       2002

                                     PARTIES

                        ASSOCIATED HYGIENIC PRODUCTS INC.

                            DSG INTERNATIONAL LIMITED

                            NAPPIES NEWCO PTY LIMITED

                            APPP FINANCE PTY LIMITED

DEED made                             2002

PARTIES ASSOCIATED HYGIENIC PRODUCTS INC. a company incorporated in the State of Wisconsin, USA of 205 East Highland Drive, Oconto Falls, Wisconsin 54154, United States of America ("AHPI")

AND DSG INTERNATIONAL LIMITED a company incorporated in the British Virgin Islands under IBC No 54212 of 17/K Watson Centre, 16-22 Kung Yip Street, Kwai Chung, N.T., Hong Kong ("DSGI")

AND NAPPIES NEWCO PTY LIMITED ACN 102 609 094 of 1-3 Lake Drive, Dingley Village, Victoria 3172, Australia ("Nappies Newco")

AND APPP finance PTY LIMITED, a company incorporated in the State of Victoria Australia ACN 102 578 503 of Level 2, The Terrace, 155 George Street, Sydney NSW 2000, Australia ("Purchaser")

INTRODUCTION

A. The Companies are incorporated under the Corporations Act 2001. They have issued capital as set out in Schedule 2 of this Deed. The Shares are fully paid.

B. The Shares and their numbers and classes are legally and beneficially owned by the Vendors as set out against their names in Schedule 2.

C. The Companies carry on the business of the manufacture, distribution and sale of nappies, diapers and adult incontinence products and related products in the Territory.

D. The Vendors have agreed to sell the Shares to the Purchaser and the Purchaser has agreed to buy the Shares from the Vendors on the terms of this Deed.

IT IS AGREED

1.   Definitions and Interpretation

1.1  Definitions

     In this Deed:

     (1)  "Accounts Date" means 31 December 2001;

     (2) "Accrued Rights" means all accretions and rights attaching to or arising from the Shares at or after the date of this Deed including all rights to receive dividends except for the dividend specified in clause 5.3 and to receive or subscribe for shares, stock units, notes or options, declared, paid or issued by the Company;

     (3) "Annual Accounts" means the statutory audited financial statements for the Company for the financial years ending on the Balance Dates;

     (4) "Assessment" includes a notice, statement, letter, account or other document which notifies an assessment or determination of Tax or an amendment of a previous assessment or determination of Tax, or which requires payment of Tax;

     (5)  "ANZ" means Australia and New Zealand Banking Group Limited;

     (6)  "ANZ Debt" has the meaning given by clause 11.1(2);

     (7) "Balance Dates" means 31 December 2001 and 31 December 2000, which is the last day of the Companies' last two financial years (as the context so requires);

     (8) "Brand Names" means "Babylove", "Lullaby", "Cosies", "Cosifits", "Fairytale" and "Merit" in the Territory;

     (9) "Brand Name IP" means the Intellectual Property relating to the Brand Names in the Territory;

     (10) "Brand Name Trademarks" mean the registered trademarks relating to the Brand Names as set out in Error! Reference source not found.;

     (11) "Brand Name IP Licence" means the royalty-free Intellectual Property licence to use the Brand Name IP (including the Brand Name Trademarks) in the Territory, for automatically-renewing ten (10) year terms, to be entered into between DSG NEWCO LIMITED as the owner of the Brand Name IP and as licensor, and the Purchaser as licensee in the form annexed as Annexure F;

     (12) "Business Day" means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

     (13) "CHAMP" means Castle Harlan Australian Mezzanine Partners Pty Limited ACN 091 067 846 registered in Australia;

     (14) "Companies" means DSG Pty, NDSG and Nappies Newco and "Company" means either of them as the context so requires;

     (15) "Completion" means performance of the acts set out in clause 6 to be performed on the Purchase 1 Date, Purchase 2 Date and Purchase 3 Date;

     (16) "Conditions" means the conditions precedent specified in clause 4.1;

     (17) "Deed" means this document (including any Schedule or annexure to it);

     (18) "Disclosure Schedule" means Schedule 4;

     (19) "Directors" means the directors of each of the Companies as set out in
          Schedule 1

     (20) "Dollars" or "$" or "A$" means Australian dollars, the lawful currency of Australia;

     (21) "DSG Newco Limited" means DSG Newco Limited incorporated in the British Virgin Islands under IBC No.150425 of 17/F Watson Centre, 16-22 Kung Yip Street, Kwai Chung, N.T. Hong Kong;

     (22) "DSG Pty" means DSG Pty Limited ACN 006 884 546, a company registered in the State of Victoria, Australia;

     (23) "DSG Pty Shares" means all of the issued share capital of DSG Pty, as listed in Part 1 of Schedule 2;

     (24) "DSG Board" means the board of directors of DSG Pty;

     (25) "Effective Date Balance Sheet" means the consolidated balance sheet of the Companies prepared as at close of business on the Effective Date;

     (26) "Effective Date" means close of business on 31 October 2002;

     (27) "Environmental Warranty" means the Warranty set in paragraph 27 of
          Schedule 3;

     (28) "Escrow Agent" means Chapman Tripp, Barristers and Solicitors ofLevel 35, 23-29 Albert Street, PO Box 2206, Auckland, New Zealand;

     (29) "Escrow Agreement" means the Agreement to be entered into by the Escrow Agent, the Vendors and the Purchaser in relation to the Share Sale Deed in the form annexed as Annexure G;

     (30) "Financial Statements" means the Annual Accounts and the Management Accounts;

     (31) "Independent Accountants" or "Expert" means a firm of Chartered Accountants agreed between the Vendors and the Purchaser or failing agreement determined by the President for the time being of the Institute of Chartered Accountants in Australia, Victorian Branch;

     (32) "Intellectual Property" means all trade marks, logos, service marks, trade names, brand names, business names, copyrights, designs, patents, inventions, processes and other technical know-how, confidential information and other rights in industrial property and applications for them or licence agreements or other arrangements under which a person has the right to use any of them;

     (33) "Internal Revenue Code" means the United State Internal Revenue Code of 1986, as amended, and any successor statutory provisions;

     (34) "Liability" includes a present, prospective or contingent liability incurred or arising out of events occurring prior to the relevant Purchase Date;

     (35) "Management Accounts" means the profit and loss statement, cashflow statement and balance sheet for each of the Companies for each of the months and years ending January 2002 to September 2002 and the consolidated profit and loss account, cashflow statement and balance sheet for each of the months and years ending January 2002 to September 2002;

     (36) "Marketable Security" means:

          (a) debentures, stocks, shares or bonds of any government, of any local government authority or of any body corporate, association or society, and includes any right or option in respect of shares in any body corporate and any prescribed interest; and

          (b) any right, whether actual, prospective or contingent, of any person to have issued to that person any of the securities described in paragraph (a) above, whether or not on payment of any money or other consideration;

     (37) "Material Adverse Change" means a material adverse change or event in relation to the structure, business, financial or trading position of the Company or in relation to the condition, assets or liabilities, profitability or prospects of the Company, as determined by the Purchaser;

     (38) "Mortgages" includes legal mortgages and charges, equitable mortgages and charges, fixed or floating or both, liens, pledges and other security interests in respect of property;

     (39) "Nappies Newco Board" means the board of directors of Nappies Newco;

     (40) "Nappies Newco Shares" means all of the issued or to be issued share capital of Nappies Newco as set out in Schedule 2;

     (41) "NASDAQ Announcements" means announcements or releases relating to the sale and purchase of the Shares which in the reasonable opinion of the Vendor's Attorneys are required by the securities laws of the United States of America or regulations of the NASDAQ National Market System;

     (42) "NDSG" means Nappies DSG Pty Ltd ACN 057 041 399, a company registered in the State of Victoria, Australia;

     (43) "NDSG Board" means the board of directors of NDSG;

     (44) "NDSG Shares" means all of the issued share capital of NDSG, as listed in Part 2 of Schedule 2;

     (45) "Non-NASDAQ Announcements" means all public and internal information releases and announcements relating to the sale and purchase of the Shares which are not NASDAQ Announcements;

     (46) "P&G Agreement" means the patent licensing agreement between The Proctor & Gamble Company and DSGI dated 21 May 2001 with commencement date of 1 January 2001;

     (47) "Pacific Islands" means Fiji, the Solomon Islands, Samoa, the Cook Islands, Christmas Island, Easter Island, French Polynesia, Tonga, Vanuatu and New Caledonia;

     (48) "Parties" means the parties to this Deed;

     (49) "Property" means 1-5 Lake Drive, Dingley, Victoria 3172, Australia;

     (50) "Purchase 1 Completion" means the completion of the sale and purchase of the Purchase 1 Shares under this deed;

     (51) "Purchase 2 Completion" means the completion of the sale and purchase of the Purchase 2 Shares under this deed;

     (52) "Purchase 3 Completion" means the completion of the sale and purchase of the Purchase 3 Shares under this deed;

     (53) "Purchase Dates" means the Purchase 1 Date, Purchase 2 Date and Purchase 3 Date and each of them as the context so requires;

     (54) "Purchase 1 Date" means 25 November 2002 or, if later, the date which is 5 Business Days after the date on which the Conditions have been satisfied or waived, or another date agreed in writing by the Vendors and the Purchaser and which completion of the sale and purchase of the Purchase 1 Shares occurs;

     (55) "Purchase 2 Date" means the date of completion of the sale and purchase of the Purchase 2 Shares, being the Purchase 1 Date subject to Purchase 1 having first completed;

     (56) "Purchase 3 Date" means the date of completion of the sale and purchase of the Purchase 3 Shares, being the Business Day after the Purchase 2 Date subject to Purchase 2 having first completed;

     (57) "Purchase Price" means the purchase price stated in clause 3.1;

     (58) "Purchase 1 Shares" means the DSG Pty Shares and 1 ordinary share in the capital of NDSG, to be acquired by the Purchaser;

     (59) "Purchase 2 Shares" means 1 ordinary share in the capital of NDSG, to be acquired by Nappies Newco;

     (60) "Purchase 3 Shares" means all of the issued share capital of Nappies Newco as set out in Schedule 2;

     (61) "Purchaser Sale" means a transfer of the shares of DSG Pty as a result of which any person would hold or acquire beneficial ownership of or over that number of shares which in aggregate confers 100 per cent of the voting rights normally exercisable at general meetings of DSG Pty provided however there shall be no Purchaser Sale as a result of any transfer between members of the Purchaser's Group, or due to a listing of shares on any recognised stock exchange;

     (62) "Purchaser Sale Shares" means shares in DSG Pty to be sold under a Purchaser Sale;

     (63) "Purchaser's Group" means the Purchaser and any of its Related Bodies Corporate or Related Entities and any investor in any fund or affiliate of any fund advised by CHAMP for the time being;

     (64) "Purchaser Warranties" means the warranties given by the Purchaser pursuant to clause 9.10;

     (65) "Related Body Corporate" means a body corporate that is related to another body corporate because it is:

          (a)  the holding company of the other body corporate;

          (b)  a subsidiary of the other body corporate; or

          (c)  a subsidiary of a holding company of the other body corporate;

     (66) "Related Entities" means, in relation to a body corporate, any of the following:

          (a)  a promoter of the body;

          (b)  a relative, or de facto spouse, of such a promoter;

          (c) a relative of a spouse, or of a de facto spouse, of such a promoter;

          (d)  a director or member of the body or of a related body corporate;

          (e)  a relative, or de facto spouse, of such a director or member;

          (f) a relative of a spouse, or of a de facto spouse, of such a director or member;

          (g)  a body corporate that is related to the first-mentioned body;

          (h) a beneficiary under a trust of which the first-mentioned body is or has at any time been a trustee;

          (i)  a relative, or de facto spouse, of such a beneficiary;

          (j) a relative of a spouse, or of a de facto spouse, of such a beneficiary;

          (k) a body corporate one of whose directors is also a director of the first-mentioned body;

          (l) a trustee of a trust under which a person is a beneficiary, where the person is a related entity of the first-mentioned body because of any other application or applications of this definition;

     (67) "Shares" means the DSG Pty Shares, NDSG Shares and the Nappies Newco Shares;

     (68) "Stock" means all stock in trade, materials and supplies (including finished goods, raw materials, packaging and containers, and work-in-progress) in use or intended for use in connection with the business of DSG Pty as at close of business on the Effective Date including items in transit or on consignment with any customer or distributor of the business;

     (69) "Subsidiary" means a body corporate (in this definition called the first body) that is a subsidiary of another body corporate because:

          (a)  the other body:

               (i)  controls the composition of the first body's board;

               (ii) is in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the first body; or

               (iii) holds more than one-half of the issued share capital of the first body (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

          (b)  the first body is a subsidiary of a subsidiary of the other body;

          For the purposes of the definition of "Subsidiary" without limiting by implication the circumstances in which the composition of a body corporate's board is to be taken to be controlled by another body corporate, the composition of the board is taken to be so controlled if the other body, by exercising a power exercisable (whether with or without the consent or concurrence of any other person) by it, can appoint or remove all, or the majority, of the directors of the first-mentioned body, and, for the purposes of this Deed, the other body is taken to have power to make such an appointment if:

          (c) a person cannot be appointed as a director of the first-mentioned body without the exercise by the other body of such a power in the person's favour; or

          (d) a person's appointment as a director of the first-mentioned body follows necessarily from the person being a director or other officer of the other body;

     (70) "Tax" means taxes, duties, fees, rates, charges and imposts of all kinds assessed, levied or imposed by the Commonwealth of Australia, a state or any other government, regional, municipal or local authority (Australian or overseas) and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, training guarantee levy, undistributed profits tax, payroll tax, goods and services tax, group tax, land tax, import duty, excise, stamp duty, municipal and water rates, interest on tax payments withholding tax and additional tax by way of penalty;

     (71) "Tax Warranties" means the Warranties which relate to Tax, as set out in paragraphs 11 and 12 of Schedule 3;

     (72) "Territory" means Australia, New Zealand, Papua New Guinea and the Pacific Islands;

     (73) "Vendors" means AHPI and DSGI;

     (74) "Vendor Group" means the Vendors and their Related Bodies Corporate and a member of the Vendor Group means any one of them;

     (75) "Vendors' Attorneys" means Pillsbury Winthrop LLP of 50 Fremont Street, San Francisco, CA, USA;

     (76) "Warranties" means the warranties given by the Vendors as set out in
          Schedule 3.

1.2  Interpretation

     (1)  Reference to:

          (a)  one gender includes the others;

          (b) the singular includes the plural and the plural includes the singular;

          (c)  a person includes a body corporate;

          (d) a Party includes the Party's executors, administrators, successors and permitted assigns;

          (e) a statute, regulation or provision of a statute or regulation ("Statutory Provision") includes:

               (i) that Statutory Provision as amended or re-enacted from time to time; and

               (ii) a statute, regulation or provision enacted in replacement of that Statutory Provision; and

          (f)  money is to Australian dollars, unless otherwise stated.

     (2)  "Including" and similar expressions are not words of limitation.

     (3) Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

     (4) Headings, the table of contents and the table of key data are for convenience only and do not form part of this Deed or affect its interpretation.

     (5) A provision of this Deed must not be construed to the disadvantage of a Party merely because that Party was responsible for the preparation of the Deed or the inclusion of the provision in the Deed.

     (6) If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

1.3  Parties

     (1) If a Party consists of more than 1 person, this Deed binds each of them separately and any 2 or more of them jointly.

     (2) An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

     (3) A Party which is a trustee is bound both personally and in its capacity as a trustee.

     (4) An obligation, warranty or representation by the Vendors binds each Vendor separately and any 2 or more of them jointly.

2.   Sale and Purchase

2.1 The Vendors agree to sell to the Purchaser and the Purchaser agrees to purchase from the Vendors the full legal and beneficial ownership in the Shares together with all Accrued Rights free from Mortgages and other encumbrances with effect from the Effective Date with the intention that the Purchaser is entitled to all trading profits and bears all trading losses of the Companies between the Effective Date and the Purchase 3 Date.

2.2 The Vendors shall sell to the Purchaser the Shares as follows and in accordance with clause 6 (the Completion of each sale and purchase transaction specified below being interdependent with each of the others and subject to each of the other transactions occurring on the relevant Purchase Date):

     (1) the sale and purchase of the Purchase 1 Shares shall occur on the Purchase 1 Date;

     (2) the sale and purchase of the Purchase 2 Shares shall occur on the Purchase 2 Date;

     (3) the sale and purchase of the Purchase 3 Shares shall occur on the Purchase 3 Date.

2.3 The Vendors hereby waive any pre-emptive rights they may have in relation to the Shares pursuant to the memorandum and articles of association of the Companies or otherwise.

3.   Purchase Price

3.1 The Purchase Price for the Shares is A$53,000,000 as adjusted pursuant to clause 3.3(4).

     No part of the Purchase Price is apportionable to the agreement in clause
     16.

3.2 The Purchase Price is apportioned between the Purchase 1 Shares, Purchase 2 Shares and Purchase 3 Shares of the Companies as set out in Schedule 2.

3.3 Subject to the Vendors performing their obligations under clause 6, the Purchaser must pay the Purchase Price to the Vendors as follows:

     (1) the Purchaser shall pay or procure the payment by DSG Pty to ANZ the outstanding balance owing to ANZ by DSG Pty at the Purchase 1 Date (after the amount referred to in clause 3.3(3) has been applied to reduce the balance owed to ANZ);

     (2) the Purchaser shall pay to DSGI on behalf of DSG Pty the amount of any intercompany debt owed by DSG Pty and NDSG to the Vendor Group at the Effective Date (other than the intercompany debt owed by NDSG to DSG Pty and less any intercompany debt owed by the Vendor Group to the Companies) and DSGI shall procure the repayment of that debt to the Vendor Group;

     (3) the Purchaser shall pay to DSG Pty on behalf of NDSG the amount of any intercompany debt owed by NDSG to DSG Pty at the Effective Date and the Vendors shall procure that such amount will be applied by DSG Pty in part satisfaction of the outstanding balance owed to ANZ by DSG Pty at the Purchase 1 Date;

     (4) the Purchaser shall pay to the Vendors in accordance with any written directions given by the Vendors under clause 8, the balance, being A$53,000,000 less the aggregate of the ANZ Debt outstanding at the Effective Date after all cash on hand at the Effective Date has reduced that balance and the amount paid under clause 3.3(2) of this Deed.

3.4 The amounts paid by the Purchaser pursuant to clauses 3.3(1), 3.3(2) and 3.3(3) will be treated as loans from the Purchaser to DSG Pty and NDSG.

4.   Conditions Precedent

4.1 The obligations of the Parties which relate to the sale and purchase of the Shares are subject to the following conditions precedent:

     (1) the Vendors having registered share transfers effecting the transfer of 2,000,000 Cumulative Preference Shares and 749,999 ordinary shares in DSG Pty by DSGI to AHPI, in the company books of DSG Pty and having provided evidence satisfactory to the Purchaser in relation to the same;

     (2) the Vendors having registered share transfers effecting the transfer of one ordinary share held by each of Shamsher Kanji and Patrick Tsang in NDSG to DSGI in the company books of NDSG and having provided evidence satisfactory to the Purchaser in relation to the same;

     (3) The Vendors having registered the share transfer effecting the transfer of one ordinary share held by Patrick Tsang in DSG Pty to DSGI, and consequently having registered a transfer of that one ordinary share from DSGI to AHPI in the company books of DSG Pty and having provided evidence satisfactory to the Purchaser in relation to the same;

     (4)  no Material Adverse Change having occurred;

     (5) the Purchaser not having become aware of any material breach of Warranty (whether as a result of a notification under clause 5.3 or otherwise) since the date of this Deed or any materially misleading statement or omission having been made by the Vendors or the Directors in relation to the Companies;

     (6) the loan facilities between the Companies and ANZ having been terminated and all amounts outstanding under them having been repaid and all obligations under them having been discharged;

     (7) all other loan facilities, loans and similar arrangements between the Companies and Related Entities of the Companies having been terminated, all amounts outstanding under them having been repaid and all obligations under them having been discharged;

     (8) AHPI and DSGI having provided evidence satisfactory to the Purchaser of releases of any charges which affect the Shares and any consents to the transactions under this Deed required by AHPI's or DSGI's financing documents;

     (9) a new agreement between DSG Pty and The Proctor and Gamble Company regarding patent licensing arrangements in the form attached as Annexure A having been duly executed by the parties thereto;

     (10) the assignment of the Brand Name IP (other than the Brand Name Trademarks) having been executed between DSG-Tek Limited, Disposable Soft-Goods UK plc and DSG Newco Limited;

     (11) the assignment of:

          (a) the Brand Name Trademarks from DSG-Tek Limited to Disposable Soft Goods (UK) plc having been registered with IP Australia and the IP registration authority in New Zealand (IPONZ) so far as it relates to Australia and New Zealand; and

          (b) the subsequent assignment of the Brand Name Trademarks from Disposable Soft Goods (UK) plc to DSG Newco Limited having been recorded by IP Australia and the IP registration authority in New Zealand (IPONZ), and DSG Newco Limited having been recorded as current registered holder of the Australian and New Zealand Brand Name Trademarks;

     (12) the Brand Name IP Licence in favour of DSG Pty having been duly executed by DSG Newco Limited and provided to the Purchaser;

     (13) the Vendor having obtained the written consent of Vlesia AG to the change of control of DSG Pty occurring pursuant to this Deed as required under the Distribution Agreement between Vlesia AG and DSG Pty;

     (14) the Purchaser having obtained notification from the Treasurer of the Commonwealth of Australia that no objection is made to the acquisition by the Purchaser of the Shares under the Foreign Acquisitions and Takeovers Act 1975 or if any conditions are imposed to such consent, such consent and conditions being granted on terms reasonably acceptable to the Purchaser;

     (15) the Purchaser having obtained sufficient bank financing to enable it to perform its obligations under this Deed and for future working capital purposes, on terms and conditions acceptable to the Purchaser;

     (16) new employment contracts being entered into between DSG Pty and each of Colin Lamond, Paul Llewellyn, Stuart Vohmann, Steve Carroll and Hugh Gilmartin substantially in the form of Annexure C.

4.2 Each of the Parties must use its best endeavours to obtain the fulfilment of the Conditions except for Conditions 4.1(14) to 4.1(16) inclusive by 21 November 2002. The Purchaser must use its best endeavours to obtain the fulfilment of Conditions 4.1(14) to 4.1(16) (inclusive) by 21 November 2002.

4.3  If:

     (1) any of the Conditions are not fulfilled to the reasonable satisfaction of the Purchaser or waived in writing by the Purchaser by 31 December 2002 or a later date agreed in writing by the Vendors and the Purchaser; or

     (2) any consent or approval required under any of the Conditions is not granted on terms acceptable to the Purchaser in its absolute discretion,

     then, if the Purchaser has complied with clause 4.2, the Purchaser may terminate this Deed at any time before Purchase 1 Completion by notice to the Vendors.

4.4 The Purchaser may waive any of the Conditions in clause 4.1 either unconditionally or on the basis that the waiver is only of the Condition as a condition precedent to Completion, in which case the Condition (other than Conditions 4.1(14) to 4.1(16) inclusive) becomes and remains a matter which the Vendors are obliged to use their best endeavours to satisfy.

4.5  If this Deed is terminated under clause 4.3:

     (1) each Party must return immediately to the Party from which they were obtained all documents provided by that other Party pursuant to this Deed; and

     (2) the Vendors must pay any cost reimbursements required to be paid under clause 17.6;

4.6 If this Deed is terminated under clause 4.3 then, in addition to any other rights, power or remedies provided by law:

     (1) each Party is released from its obligations to further perform this Deed except for obligations of confidentiality and under clause 17.6;

     (2) each Party retains the rights it has against any other Party in respect of any past breach.

5.   Procedure Prior to Purchase 3 Completion

5.1 Until Purchase 3 Completion the Vendors must, unless the Purchaser otherwise agrees, procure that each Company:

     (1) carries on its business in a normal manner in accordance with standard commercial practice;

     (2) uses all reasonable endeavours to preserve the goodwill of its business;

     (3) maintains its assets at levels consistent with past practice over the 12 months prior to the date of this Deed; and

     (4) carries out repairs and maintenance to the Company's plant and equipment and business premises in accordance with standard commercial practice and standards of maintenance.

5.2 Until Purchase 3 Completion the Vendors must, except with the prior consent in writing of the Purchaser, procure that each Company does not:

     (1) increase, reduce or otherwise alter its share capital or grant any options for the issue of shares or other securities;

     (2)  declare or pay a dividend other than as permitted by clause 5.3;

     (3) make a distribution or revaluation of assets except for the revaluation of Stock consistent with the accounting policies set out in Schedule 5;

     (4)  buy back any of its shares;

     (5) create, incur or assume any debt, liability or obligation directly or indirectly whether an accrued liability, contingent liability or otherwise, other than in the ordinary course of trading consistent with past practice (excluding borrowings under the existing ANZ debtor financing facility of the Companies);

     (6)  grant any Mortgage;

     (7) lend any money or provide any financial accommodation in excess of A$50,000 (other than in the ordinary course of trading);

     (8) enter into any transaction with a Related Body Corporate or Related Entity other than as expressly contemplated by this Deed;

     (9) acquire or dispose of any asset with a market value in excess of A$50,000 (other than in the ordinary course of trading);

     (10) employ or offer to employ any person on a salary of more than A$50,000 or change or seek to change the conditions of employment of any person at managerial level or with a salary of more than A$50,000 other than as expressly contemplated by this Deed; or

     (11) institute or defend any proceedings in any court;

     (12) allow any Company to take or omit to take any action that would amount to or result in a breach of Warranty;

     (13) refuse or prevent the Companies from occurring or undertaking or all capital expenditure recommended to be undertaken by the chief operating officer of DSG Pty;

     (14) pay any bonuses to employees or officers of the Companies;

     (15) change any accounting policies of the Companies including but not limited to the terms and timing of collection of receivables or the terms and timing of payments to creditors;

     (16) change any provisions or policies relating to accounting provisions, including but not limited to provisions for bad or doubtful debts;

     (17) procure that Nappies Newco does not enter into any transaction or arrangement other than the acquisition of one ordinary share in NDSG as set out in this Deed.

5.3 To the extent of retained earnings and as permitted by law, the Vendors may procure that before or on the Purchase 1 Date NDSG declares a franked dividend of A$1,000,000 (assuming all of the dividend is fully franked) to DSGI utilising substantially all of the balance outstanding in the NDSG franking account as at the Effective Date ("Pre-Completion Dividend"). Such dividend shall be accounted for as if it were paid prior to or as at the Effective Date and the intercompany loan amount owed by NDSG to DSGI shall be increased by the amount of the Pre-Completion Dividend in the Effective Date Balance Sheet.

5.4 The Vendors must promptly notify the Purchaser in writing of any material breach of any Warranty occurring or expected to occur during the period from the date of this Deed up to and including Purchase 3 Completion.

5.5 In the period prior to Purchase 3 Completion the Vendors must consult and procure that other officers of the Company consult with a representative of the Purchaser identified for the purposes of this clause ("Purchaser's Representative") on all material business decisions of the Company.

5.6 Without limiting clause 5.5, in the period prior to Purchase 3 Completion the Parties must use all reasonable efforts to prepare for a smooth transition of the Company and its business activities into the control of the Purchaser including that:

     (1) the Vendors must procure that the Companies give the Purchaser reasonable access during normal business hours to the Companies' premises and make available to the Purchaser and its management personnel, consultants, accountants and lawyers such of the business records and contracts as the Purchaser, its management personnel, consultants, accountants or lawyers may reasonably request to assist in an orderly transfer of control of the Companies; and

     (2)  in relation to announcements:

          (a) DSGI and the Purchaser must consult and agree on Non-NASDAQ Announcements that are to be made;

          (b) the Vendors must inform the Purchaser of the nature and content of any NASDAQ Announcements or releases it makes or intends to make and shall use its best endeavours to ensure such information is provided to Purchaser for comment prior to such NASDAQ Announcements being made or announced.

5.7 The Purchaser must ensure that all documents and information, together with any data, information and other documents provided to the Purchaser pursuant to this clause 5:

     (1) are maintained in strict confidence by the Purchaser, its management personnel, consultants, accountants, lawyers and financiers in accordance with this Deed; and

     (2) are used by the Purchaser, its management personnel, consultants, accountants, lawyers and financiers exclusively for purposes associated with the purchase and sale contemplated by this Deed.

6.   Procedure at Completion

6.1 Purchase 1 Completion will take place at 10.00am on the Purchase 1 Date at the offices of Chapman Tripp located at Level 35, 23-29 Albert Street Auckland, New Zealand.

6.2 At Purchase 1 Completion the Vendors must deliver (or, where appropriate, procure that the Companies deliver) to the Purchaser or the Purchaser's nominees:

     (1) registrable transfers of the Purchase 1 Shares in favour of the Purchaser or the Purchaser's nominees;

     (2)  any declaration required by the Stamps Office;

     (3)  share certificates for the Purchase 1 Shares;

     (4) deed of release of charge and Australian Securities and Investment Commission Form 312 (Notification of discharge or release of property from a charge) of registered charge No 819963 dated 30 August 2001 given to ANZ over DSG Pty Ltd, duly executed by ANZ;

     (5) deed of release of charge and Australian Securities and Investments Commission Form 312 (Notification of discharge or release of property from a charge) of registered charge No 819955 dated 30 August 2001 given to ANZ over NDSG, duly executed by ANZ;

     (6) discharge of mortgage 5187121F over certificate of title volume 9986 Folio 515 (1-5 Lake Drive, Dingley, Victoria), duly executed by ANZ;

     (7)  all documents of DSG Pty referred to in Schedule 4 or its appendices;

     (8) all seals, minute books, statutory books and registers, books of account, trading and financial records, copies of taxation returns and other documents and papers of DSG Pty;

     (9) authorities directed to DSG Pty's bankers authorising the operation of each of DSG Pty's bank accounts in accordance with the Purchaser's directions;

     (10) instruments in a form approved by the Purchaser's solicitors executed as a deed by the Vendors releasing the Companies from all claims of any kind which the Vendors or any one or more of them may have against the Companies as at and from the Purchase 1 Date save for claims pursuant to this Deed;

     (11) a management services agreement in the form annexed as Annexure E, duly executed by appropriate members of the Vendor Group; and

     (12) the royalty free Brand Name IP Licence in the form annexed as Annexure F duly executed by DSG Newco Limited;

     (13) the deed of restrictive covenant executed by Brandon Wang in the form annexed as Annexure F;

     (14) such other matters that the Purchaser reasonably requires in connection with the completion of the acquisition of the Shares in accordance with this Deed.

6.3  At Purchase 1 Completion the Vendors must procure:

     (1) a direction in writing signed by all shareholders of DSG Pty and NDSG that the Board register the transfers of the Purchase 1 Shares (as applicable);

     (2) approval by the DSG Pty Board of the transfers of the DSG Pty Shares and approval by the NDSG Board of the NDSG Shares comprising the Purchase 1 Shares to the Purchaser for registration (and to the extent not already approved, approval of the share transfers listed in Conditions 4.1(2) and 4.1(3));

     (3) appointment to the Board of DSG Pty of those persons nominated by the Purchaser and resignations from those boards of those of the present directors whom the Purchaser requests to resign, and in the case of each director resigning an acknowledgment in such form as the Purchaser may require that he or she has no claim of any nature against DSG Pty (and vice versa except in relation to fraud or gross negligence) for salary, fees, compensation for loss of office or otherwise; and

     (4) delivery into the control of the Purchaser of all keys and codes of whatever nature required to enter or gain access to any property of DSG Pty and without limitation including all keys and combinations required to unlock each safe deposit box at a bank, cupboards, safes, storage rooms, filing cabinets and desk drawers, and all keys and codes necessary to gain access to computer programmes;

     (5) that upon the release of the ANZ securities referred to in clauses 6.2(4), 6.2(5) and 6.2(6) the Vendors will procure that they and the directors of the Companies do all things necessary to enable and permit the Purchaser's debt financiers to take security on the Purchase 1 Date over the assets and undertaking of NDSG and the Property.

6.4 Subject to Purchase 1 Completion occurring, on the Purchase 2 Date the Vendors shall procure that Nappies Newco shall acquire the Purchase 2 Shares in respect of Purchase 2 Completion. On the Purchase 1 Completion, the Vendors must deliver to the Escrow Agent:

     (1) undated registrable transfers of the Purchase 2 Shares in favour of Nappies Newco;

     (2)  the share certificates for the Purchase 2 Shares;

     (3) all seals, minute books, statutory books and registers, books of account, trading and financial records, copies of taxation returns and other documents and papers of NDSG;

     (4) delivery into the control of the Purchaser of all keys and codes of whatever nature required to enter or gain access to any property of NDSG and without limitation including all keys and combinations required to unlock each safe deposit box at a bank, cupboards, safes, storage rooms, filing cabinets and desk drawers, and all keys and codes necessary to gain access to computer programmes.

6.5 On the Purchase 1 Completion the Vendors must procure and deliver to the Escrow Agent in respect of the Purchase 2 Completion:

     (1) a direction in writing signed by all shareholders of NDSG that the Board register the transfers of the Purchase 2 Shares (as applicable);

     (2) approval by the NDSG Board of the transfers of the Purchase 2 Shares to Nappies Newco for registration and the actual registration of the transfer in the Company books of NDSG;

     (3) appointment to the Board of NDSG of those persons nominated by the Purchaser and resignations from those boards of those of the present directors whom the Purchaser requests to resign, and in the case of each director resigning an acknowledgment in such form as the Purchaser may require that he or she has no claim of any nature against NDSG (and vice versa except in relation to fraud or gross negligence) for salary, fees, compensation for loss of office or otherwise as at the Purchase 2 Date;

6.6 Each of the items in clause 6.5 shall be irrevocable and unconditional except that they are subject to the Purchase 1 Completion occurring.

6.7 On the Purchase 2 Date, Nappies Newco shall issue 4,050,000 ordinary shares credited as fully paid at A$1 per share to DSGI in consideration for the acquisition of the Purchase 2 Shares from DSGI and shall issue a share certificate in the name of DSGI in relation to the same, which shall be delivered to the Escrow Agent in accordance with clause 6.8(2).

6.8 On the Purchase 1 Completion, in respect of the Purchase 3 Completion the Vendors must deliver (or, where appropriate, procure that the Companies deliver) to the Escrow Agent:

     (1) undated registrable transfers of the Purchase 3 Shares in favour of the Purchaser or the Purchaser's nominees;

     (2)  share certificates for the Purchase 3 Shares;

     (3) all documents of Nappies Newco referred to in Schedule 3 or its appendices;

     (4) all seals, minute books, statutory books and registers, books of account, trading and financial records, copies of taxation returns and other documents and papers of Nappies Newco;

     (5) authorities directed to the Companies' bankers authorising the operation of each of Nappies Newco's and NDSG's bank accounts (if any) in accordance with the Purchaser's directions.

6.9 At Purchase 1 Completion the Vendors must procure and deliver to the Escrow Agent in respect of the Purchase 3 Completion:

     (1) a direction in writing signed by all shareholders of Nappies Newco that the Nappies Newco Board register the transfers of the Purchase 3 Shares (as applicable);

     (2) approval by the Nappies Newco Board of the transfers of the Purchase 3 Shares to the Purchaser for registration; and

     (3) appointment to the Boards of Nappies Newco of those persons nominated by the Purchaser and resignations from those boards of those of the present directors whom the Purchaser requests to resign, and in the case of each director resigning an acknowledgment in such form as the Purchaser may require (and vice versa except in relation to fraud or gross negligence) that he or she has no claim of any nature against Nappies Newco and NDSG for salary, fees, compensation for loss of office or otherwise.

6.10 Each of the items in clause 6.9 shall be irrevocable and unconditional except that they are subject to the Purchase 1 and Purchase 2 Completions occurring.

6.11 On the Purchase 3 Date and after repayment of the ANZ Debt to ANZ pursuant to clause 3.3(1), the Purchaser shall procure that DSG Pty pays to DSGI the sum of A$200,000. This payment shall be in full and final satisfaction of any and all accrued royalties and payments payable to the Vendor Group by DSG Pty in respect of any Proctor and Gamble Company patent fees for all and any periods up to the Effective Date.

6.12 On the Purchase 3 Date the parties shall procure that the Companies enter into an instrument in the agreed form executed as a deed releasing the Vendors from all claims of any kind which the Companies may have against the Vendors as at and from the Purchase 3 Date, save for claims pursuant to this Deed and claims for fraud or gross negligence.

6.13 Despite clause 6.2(8):

     (1) the Vendors are entitled to retain after Completion copies of any records necessary for the Vendors to comply with their legal obligations including their tax obligations; but

     (2) the Vendors must not disclose any confidential information contained in those records unless required by law or the regulations of any recognised stock exchange, or until the information becomes public (otherwise than by a breach by the Vendors of their obligations under this clause 6.11);

     (3) the Vendors may have reasonable access on advance notice and during business hours to such of the books and records of the Companies (but only to the extent they relate to the period prior to Completion or in relation to any franking credits arising under clause 12.5) as are reasonably required by the Vendors for proper purposes. Any request for access shall be in writing and shall state particulars of the books and records requested and the purpose for which the access is requested.

6.14 At 9.00am (New Zealand time) on the Purchase 3 Date, the documents held by the Escrow Agent shall be automatically released from Escrow pursuant to the Escrow Agreement and dealt with in accordance with the terms of the Escrow Agreement.

7.   Continuance of Obligations after Completion

7.1 If any obligation of the Vendors is not performed at Completion, and regardless of whether it is waived as a condition or requirement of Completion, the Vendors remain obliged to perform that obligation.

8.   Payment

8.1 All money payable by the Purchaser to the Vendors must be paid to a bank account/s specified by the Vendors under a written direction of the Vendors provided by the

     Vendors or the Vendors' Attorneys to the Purchaser a reasonable time before Completion. Payment of the Purchase Price to one or more of the Vendors shall be good discharge to the Purchaser of its obligations to pay the Purchase Price in respect of all of the Vendors and the Vendors shall sign any receipts reasonably required by the Purchaser in respect of payment of the Purchase Price.

8.2 All payments under this Deed must be made by telegraphic transfer from an authorised deposit-taking institution as defined in the Banking Act 1959, or by other mechanism agreed between DSGI and the Purchaser.

8.3 Following Completion, any payments made by a Party to another Party under this Deed will be an adjustment to the Purchase Price.

9.   Warranties

9.1 The Vendors jointly and severally warrant to the Purchaser in the terms of the Warranties, each of which is a separate Warranty in no way limited by any other Warranty.

9.2  Each of the Warranties applies at:

     (1)  the date set out at the commencement of this Deed; and

     (2)  the Purchase 3 Date.

9.3 A Warranty which refers to "so far as the Vendors are aware", the "knowledge, information and belief" of a Vendor or a Director, or that person's "knowledge", or contains words to that effect, and a Warranty that a Vendor or a Director or the Company is aware or is not aware of a matter, must be treated as including an additional warranty that the Vendors, the Directors or the Company (as the case may be) have made due and careful inquiries as to the matter.

9.4  The Vendors shall not be liable under the Warranties:

     (1)  in respect of any specific matters fully and fairly disclosed in
          Schedule 4 (Disclosure Schedule); and

     (2) in respect of any product liability claims in respect of Stock sold ex-factory after the Effective Date.

9.5 Subject to clause 9.6 in the absence of fraud or wilful concealment on the part of the Vendors or the Vendors' agents or advisers, the liability of the Vendors in respect of:

     (1) the Warranties (excluding the Tax and Environmental Warranties) shall terminate on the date 2 years after the Purchase 3 Date Purchase 3; and

     (2) the Tax Warranties and Environmental Warranty shall terminate on the date which is five years after the Purchase 3 Date,

     except in respect of any claim of which notice in writing providing such reasonable details of the circumstances as is reasonably practicable for the Purchaser to supply, is given to any of the Vendors or the Vendors' Solicitors before the applicable date.

9.6  In relation to the Warranties set out in paragraph 2 and paragraph 25.2 of
     Schedule 3 the limitations set out in clauses 9.5 and 9.7 shall not apply.

9.7 In the absence of fraud, or wilful concealment, the Purchaser cannot make any claim against the Vendors for a breach of any Warranty unless and until the aggregate amount of all claims in respect of that and any other breach of Warranty is A$250,000 (or A$500,000 in the case of the Environmental Warranty) or more but in relation to any such claim or claims the Purchaser shall be entitled to claim the entire aggregate amount and such claims shall not be limited to the excess over A$250,000.

9.8 Except in the case of fraud or wilful concealment, the maximum amount recoverable from the Vendors under the Warranties is AUD$30,000,000.

9.9 If the Vendors make payment to the Purchaser under the Warranties and the Companies recover part or all of the loss the subject of the Warranty Claim from an insurer then the Purchaser shall reimburse the Vendors to the extent of the proceeds received by the Companies from the insurer less any out of pocket costs of making the insurance claim (including any excess attributable to the making of that claim.)

9.10 The Purchaser warrants to the Vendors as follows:

     (1) Corporate Organization: It is a private limited company duly incorporated, validly existing and in good standing under the laws of the State of Victoria, Australia and has the corporate power and authority to acquire and own the Shares. The Purchaser has conducted no business other than entering into this Deed and engaging in transactions contemplated by this Deed and no other corporate proceedings are necessary to authorise this Deed and the transaction contemplated hereby.

     (2) Authorization of Agreement; No violation. The Board of Directors of the Purchaser has duly authorised the execution and delivery of this Deed.

     (3) Litigation. There are no action, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in Australia or and foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Purchaser or any of its properties or assets that (i) questions the validity of this Deed or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Purchaser under this Deed.

     (4) Other than in connection with or in compliance with the provisions of Foreign Acquisitions and Takeovers Act 1975, no authorisation, consent or approval of, or filing with, any public body or authority is necessary for the consummation by the Purchaser of the transactions contemplated by this Deed.

9.11 The Vendors' liability under the Environmental Warranty shall be limited as follows:

     (1) for the purpose of clause 9.7 the aggregate amount of all claims under the Environmental Warranty must not be less than A$500,000;

     (2) to the extent that the claims under the Environmental Warranty exceed A$500,000 the Vendors shall only be liable for 50% of the excess over A$500,000.

10.  Stock

10.1 The value of Stock is determined in accordance with this clause 10 and
     Schedule 6.

10.2 The parties must procure that DSG Pty must at DSG Pty's expense carry out a full physical stocktake in accordance with Schedule 6. DSG Pty immediately after the close of business on the Effective Date in the presence of representatives of the Purchaser and compile a complete list of Stock.

10.3 The Vendors must provide a copy of the list referred to in clause 10.2 to the Purchaser on its completion within 5 Business Days of the Effective Date.

10.4 The values ascribed to each item of Stock must be the lower of cost and net realisable value calculated in accordance with Approved Accounting Standard AASB 1019 or as otherwise agreed between DSGI and the Purchaser. Any dispute in relation to the values ascribed to Stock shall be resolved in accordance with clause 11.

10.5 The Vendors and the Purchaser must use their reasonable endeavours to ensure that the stocktake of Stock is completed prior to the opening of business on the business day after the Effective Date.

11.  Effective Date Balance Sheet

11.1 The Parties will procure that DSG Pty will prepare the Effective Date Balance Sheet as soon as practicable after the Effective Date but in any event within 15 days after the Effective Date. The stocktake of DSG Pty pursuant to clause 10 shall be used to calculate the value of Stock for the Effective Date Balance Sheet. The Vendors and the Purchaser are entitled to be consulted in connection with the preparation of the Effective Date Balance Sheet. The Effective Date Balance Sheet will:

     (1)  be prepared as the relevant Effective Date;

     (2) be used to determine the amount of indebtedness of the Companies to ANZ ("ANZ Debt") at the Effective Date for the purpose of clause 3.3; and

     (3)  be prepared in accordance with the accounting policies set out in
          Schedule 5.

11.2 DSG Pty shall deliver to the Vendors and the Purchaser the Effective Date Balance Sheet for their review within 15 days of the Effective Date.

11.3 If the Vendors or the Purchaser dispute any item or calculation in the Effective Date Balance Sheet, they shall give notice containing full details of and reasons for the amount and nature of the dispute and any adjustments they believe should be made to reflect ANZ Debt and an Effective Date Balance Sheet prepared in accordance with Schedule 5 to the other Parties and DSG Pty within 15 Days after delivery of the Effective Date Balance Sheet by DSG Pty to them. The Vendors and the Purchaser shall then discuss the dispute and adjustments with a view to agreeing the adjustments to be made to the Effective Date Balance Sheet. In the absence of any notice pursuant to this clause being given by the Vendors or the Purchaser each of them (in respect of themselves only), the Vendors shall be deemed to have accepted the Effective Date Balance Sheet, on the day which is 16 Days from delivery of the Effective Date Balance Sheet to them.

11.4 If the items in dispute under clause 11.3 have not been agreed in writing by the Vendors and the Purchaser within 30 Days after delivery of the Effective Date Balance Sheet the item or items in dispute must be determined by the Independent Accountants.

11.5 The Independent Accountants must act on the following basis:

     (1) the Independent Accountants will act as experts and not as arbitrators;

     (2) their terms of reference must be to determine an amount which in their opinion represents the item or items in dispute and any adjustments to be made, as notified to them in writing by AHPI and DSGI (acting jointly) or the Purchaser within 30 days of their appointment;

     (3) the Purchaser and the Vendors must provide the Independent Accountants with all information which they reasonably require and the Independent Accountants are entitled to base their opinion on such information and on the accounting and other records of the Companies, and the Vendors and Purchaser shall provide and procure that the Companies provide the Independent Accountants reasonable access during normal business hours to their own and the Companies' premises, books and records, accountants, advisers and personnel to assist and to enable the Independent Accountants to make their determination;

     (4) if the Independent Accountants deem fit they may seek submissions from AHPI and DSGI (acting jointly) and the Purchaser as to the matters in dispute and the manner in which each party believes the adjustments should be made in order to reflect ANZ Debt at the Effective Date and a Effective Date Balance Sheet which is prepared in accordance with Schedule 4. The Independent Accountants may interview key personnel and the parties shall co-operate and respond within the timeframe allocated by the Independent Accountants;

     (5) the determination of the Independent Accountants will (in the absence of manifest error) be conclusive; and

     (6) their costs will be borne by the Purchaser and the Vendors in equal one half shares.

12.  Taxation

12.1 If at any time the Commissioner of Taxation or other competent person or authority issues to any Company an Assessment in respect of a financial year or period ending on or prior to the Purchase 3 Date in which the Tax payable exceeds or is additional to the amount of Tax on the same account previously notified as payable or provided for in the Financial Statements for that financial year or period, then the Purchaser must immediately provide or must cause that Company to immediately provide the Vendors with a statement of the circumstances of the Assessment.

12.2 If so required by the Vendors, the Purchaser must permit the Vendors at their own cost and expense, but in the name of the Companies, to take any reasonable action the Vendors reasonably require to contest any Assessment and for this purpose the Purchaser must procure the Companies to make available to the Vendors the relevant records and books of account of the relevant Company. If the Vendors reasonably require the Assessment to be contested under this clause 12.2 then the Vendors shall be required to pay the excess or additional Tax (including interest and penalties) ultimately determined to be payable as soon as possible after the dispute has been finally determined or settled, as the case may be.

12.3 Subject to clause 12.4, the Purchaser must account or must procure that the Companies account to the Vendors for any refund of Tax received by the Purchaser or Companies under this clause 12.

12.4 The Purchaser and the Companies are entitled to deduct and set off the amount of any costs incurred by the Purchaser or the Companies pursuant to this clause 12, which the Vendors have not previously paid or caused to be paid, from the amount of any refund of Tax payable to the Vendors under clause 12.3.

12.5 If any additional franking credits of the Companies arise as a result of any payment by the Vendors pursuant to this clause 12 then to the extent of the additional franking credit amount ("Additional Franking Credits") in the event that a dividend utilising the Additional Franking Credits is paid, the Purchaser shall reimburse the Vendors or procure that the Company shall reimburse the Vendors an amount equal to the Additional

     Franking Credits used by the Companies within 14 days of utilising the Additional Franking Credits. In determining when a dividend utilising the Additional Franking Credits is paid, the Franking accounts of the Companies will be deemed to be utilised on a first-in-first-out basis.

13.  Goods and Services Tax

13.1 In this clause:

     (1)  "GST" means GST as defined in the A New Tax System (Goods and Services
          Tax) Act 1999 as amended from time to time ("GST Act") or any replacement or other relevant legislation and regulations;

     (2) words used in this clause which have a particular meaning in the "GST law" (as defined in the GST Act, and also including any applicable legislative determinations and Australian Taxation Office public rulings) have the same meaning, unless the context otherwise requires;

     (3) any reference to GST payable by a party includes any corresponding GST payable by the representative member of any GST group of which that party is a member; and

     (4) if the GST law treats part of a supply as a separate supply for the purpose of determining whether GST is payable on that part of the supply or for the purpose of determining the tax period to which that part of the supply is attributable, such part of the supply is to be treated as a separate supply.

13.2 The consideration expressed to be payable under any other clause of this Deed for any supply made under or in connection with this Deed excludes GST.

13.3 If GST is or will be imposed on a supply made by the Vendor under or in accordance with this Deed, the Vendor may, to the extent that the consideration otherwise provided for that supply under this Deed is not stated to include an amount in respect of GST on the supply:

     (1) increase the consideration otherwise provided for that supply under this Deed by the amount of that GST; or

     (2)  otherwise recover from the Purchaser the amount of that GST.

13.4 Each party agrees to do all things, including providing tax invoices and other documentation, that may be necessary or desirable to enable or assist the other party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Deed.

13.5 If a payment to a party under this Deed is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled in respect of that loss, cost or expense.

14.  Indemnities

14.1 The Vendors hereby jointly and severally indemnify the Purchaser and the Companies against any costs, claims, expenses, liabilities or losses, (including reasonable legal fees on a solicitor and own client basis) in relation to:

     (1) any delay or failure to stamp and register the transfers of DSG Pty Shares from DSGI to AHPI in the company books of DSG Pty at the time of the transfers in 2001 including any cost, claims, expenses, liabilities or losses (including reasonable legal fees on a solicitor and own client basis) arising out of or in relation to the delay in registration in the DSG Pty company books and the transfer of ownership, including any Tax connected with the same;

     (2) any delay or failure to stamp and register in Australia and New Zealand the assignments of the Brand Name Trademarks as detailed in condition 4.1(11);

     (3)  subject to the limitations in clause 9, any breach of the Warranties;

     (4) any failure by the Vendors to fulfil their obligations under this Deed or due to any other covenant or representation of the Vendors in this Deed being untrue or inaccurate;

14.2 The Purchaser hereby indemnifies the Vendors against any costs, claims, expenses, liabilities or losses (including reasonable legal fees on a solicitor and own client basis) arising out of any breach by the Purchaser of its obligations under this Deed or the Purchaser Warranties.

15.  Continuing Obligations

15.1 The Vendors must in consultation with the Company and the Purchaser use their best endeavours to encourage the Companies current clients customers and suppliers and new clients customers or suppliers to utilise the goods and services of the Companies business.

15.2 Subject to clause 9, each obligation and warranty of a Party (except an obligation fully performed or unconditionally waived by the Purchaser in writing at the relevant Completion) continues in force despite Completion.

15.3 The Vendors must provide any assistance the Purchaser reasonably requires to create, re-create or rectify any books or records of the Companies.

15.4 Without the prior written consent of AHPI (which consent may not be unreasonably withheld), the Purchaser shall not make, and shall not allow any other person treated as the "purchasing corporation" within the meaning of Section 338(g)(2) of the Internal Revenue Code to make, an election under Section 338 of the Internal Revenue Code with respect to the acquisition of the DSG Pty Shares pursuant to this Deed.

16.  Restraint

16.1 The Vendors (for themselves and as agents and attorneys for the Vendor Group) jointly and severally agree (on behalf of themselves and the Vendor Group) with the Purchaser that in order to protect the goodwill of the Companies and their respective businesses the Vendors and the Vendor Group will not either directly or indirectly at any time:

     (1)  within each of the following areas:

          (a)  Australia, New Zealand, Papua New Guinea and the Pacific Islands;

          (b)  Australia, New Zealand and Papua New Guinea;

          (c)  Australia and New Zealand;

          (d)  Australia;

          (e) Victoria, New South Wales, Queensland, Western Australia and South Australia;

          (f)  Victoria, New South Wales, Queensland and Western Australia;

          (g)  Victoria and New South Wales; and

          (h)  Victoria;

     (2) for a period up to and including the Purchase 3 Date ("Pre-completion Period") and:

          (a)  of 5 years after the Purchase 3 Date;

          (b)  of 4 years after the Purchase 3 Date;

          (c)  of 3 years after the Purchase 3 Date;

          (d)  of 2 years after the Purchase 3 Date;

          (e)  of 1 year after the Purchase 3 Date.

     either:

     (3) canvass or solicit (other than, during the Pre-completion Period, for the Companies):

          (a) orders for goods or services supplied by the Companies in the 12 months prior to the Purchase 3 Date, or

          (b) business the same as or similar to the business of the Companies in the 12 months prior to the Purchase 3 Date,

          from any person who is or has been in the 12 months prior to the Purchase 3 Date a client or customer of the Companies;

     or:

     (4)  engage or be concerned or interested in any business:

          (a) the same as or similar to the business of the Companies on the Purchase 3 Date;

          (b) the same as or similar to a material part of the business of the Companies on the Purchase 3 Date;

          (c) competitive with the business of the Companies on the Purchase 3 Date; or

          (d) competitive with a material part of the business of the Companies on the Purchase 3 Date;

          (e) the manufacture, direct distribution or sale of diapers, nappies, adult incontinence products, training pants and related products;

          other than, during the Pre-completion Period, the business of the Companies;

     (5) solicit for a period of 5 years after the Completion within or outside the areas specified in clause 16.1(1) the services of any person who was an employee of either Company in the 3 months prior to the Purchase 3 Date or any person who becomes a former employee of either Company after the Purchase 3 Date and in particular the services of Colin Lamond, Stuart Vohmann, Hugh Gilmartin, Steve Carroll, Ken Chen, Carl Neys, Germaine Wong, Greg Brown or Paul Llewellyn.

16.2 The agreement by the Vendors in clause 16.1 applies to any of them acting:

     (1)  either alone or in partnership or association with another person;

     (2)  as principal, agent, representative, director, officer or employee;

     (3) as member, shareholder, debenture holder, note holder or holder of any other security;

     (4) as trustee of or as a consultant or adviser to any person (other than the Purchaser); or

     (5)  in any other capacity.

16.3 Clause 16.1 has effect as comprising each of the separate provisions which results from each combination of a capacity referred to in clause 16.2, an area referred to in clause 16.1(1), a period referred to in clause 16.1(2) and a category of conduct referred to in clause 16.1(3) or 16.1(4). Each of these separate provisions operates concurrently and independently.

16.4 If any separate provision referred to in clause 16.3 is unenforceable, illegal or void that provision is severed and the other provisions remain in force. Each of the Vendors acknowledges that each of those separate provisions is a fair and reasonable restraint of trade.

16.5 This clause 16 does not preclude the Vendors from owning Marketable Securities of a corporation or trust which are listed on a recognised stock exchange in Australia or elsewhere provided that they hold not more than 5% in the aggregate of the total Marketable Securities of any corporation or trust carrying on a business of a type referred to in this clause 16.

16.6 Each of the Vendors covenants to the Purchaser that, subject to Purchase 3 Completion occurring, that it will not sell the whole or substantially the whole of its business or undertaking to any person after the date of this Deed unless it has procured that the buyer provides a covenant to the Purchaser in substantially the same terms as this Clause 16 on or prior to completion of the sale on the basis that the covenant shall expire on the date which is 5 years from the Purchase 3 Date.

16.7 The parties agree that the provisions of this Clause 16 shall cease to apply to any Vendor in the event of a sale of all the shares in that Vendor to a competitor of DSG Pty in Australia providing that the competitor has been a competitor of DSG Pty in Australia for not less than 6 months, prior to the date of the sale of shares.

17.  Default

17.1 Definitions

     In this clause 17 "Defaulting Party" has the meaning given to it in clauses
     17.2 and 17.3.

17.2 Events of Default

     Any Vendor or the Purchaser ("Subject Party") is a Defaulting Party for the purposes of this clause 17.2 if any of the following apply:

     (1) the Subject Party fails to carry out any material provision of this Deed and does not remedy that failure within 7 days after notice to the Subject Party requiring it to be remedied;

     (2) any other event occurs or circumstance arises which, is likely materially and adversely to affect the ability of the Subject Party to perform all or any of its joint or several material obligations under or otherwise to comply with the material terms of this Deed;

     (3)  the Subject Party suspends payment of its debts; or

     (4)  where the Subject Party is a body corporate:

          (a) the Subject Party becomes an externally-administered body corporate under the Corporations Act 2001;

          (b) steps are taken by any person towards making the Subject Party an externally-administered body corporate;

          (c)  a controller (as defined in section 9 of the Corporations Act
               2001) is appointed of any of the property of the Subject Party or any steps are taken for the appointment of such a person;

          (d) the Subject Party is taken to have failed to comply with a statutory demand within the meaning of section 459F of the Corporations Act 2001;

          (e) a resolution is passed for the reduction of capital of the Subject Party or notice of intention to propose such a resolution is given, without the prior written consent of the other Party;

          (f) in the case of a Subject Party incorporated outside Australia, any equivalent or substantially equivalent situation occurs to those detailed in clauses 17.2(4)(a) to 17.2(4)(d) in that Company's jurisdiction of incorporation; or

          (g) chapter 11 proceedings or procedures are commenced in the United States of America in respect of a Subject Party;

          (h) a receiver, administrator, liquidator or other insolvency manager is appointed over the Subject Party's assets and undertaking or any part of them or steps are instigated to wind up or liquidate or apply for winding up or liquidation of the Subject Party.

17.3 Termination for Default

     If any of the Vendors or the Purchaser is a Defaulting Party the Purchaser or the Vendors, as the case may be, may at any time (without prejudice to its other rights and remedies under this Deed or at law) terminate this Deed by giving notice in writing to the other Parties. Termination pursuant to this clause 17.3 does not prejudice any claim which the Party who is not in default may have against the other Parties at the time of termination.

17.4 Extension of Purchase 1 Date

     If a Party gives a notice referred to in clauses 17.2(1) within 7 days prior to the Purchase 1 Date, then the Purchase 1 Date is extended to coincide with the expiry of the notice period.

17.5 Rights on Termination by Purchaser

     If the Purchaser terminates this Deed under either clause 4.3, clause 17.3 or any other provision of this Deed, the Vendors must, without prejudice to any other rights and remedies of the Purchaser, comply with clause 17.6.

17.6 Costs on Default

     If the Vendors fail to satisfy any of the conditions in clause 4.1, resulting in the Purchaser terminating this Deed (save where such termination arises due to the Purchaser's failure to satisfy conditions 4.1(14) to 4.1(16) inclusive, or if this Deed is terminated under any other provision of this Deed including clause 17.3 or clause 18.1 attributable to a default of the Purchaser, the Vendors must on demand pay to the Purchaser or as the Purchaser directs actual third party costs and out of pocket expenses incurred by the Purchaser or CHAMP in connection with their investigation, due diligence, negotiation and engagement of advisers in relation to this Deed and the acquisition of the Shares, or shall pay such costs directly to parties as directed in writing by the Purchaser or CHAMP, up to a maximum amount of A$500,000.

     Should notice be served on more than one Party in connection with the same breach or default the Liability of those Parties under this clause 17 is joint and several.

17.7 This Deed may not be terminated by any Party after Completion.

18.  Termination

18.1 In the event that Purchase 3 Completion has not occurred on or before 31 December 2002 then the Vendors or the Purchaser may terminate this Deed by giving 7 days' prior written notice of termination to the other parties.

19.  Right of First Offer

19.1 In the event that the Purchaser wishes to effect a Purchaser Sale then it shall give notice ("the Transfer Notice") to DSGI specifying its intention or desire to effect a Purchaser Sale.

19.2 DSGI shall have a period of 20 days from service of the Transfer Notice (or such other time period as agreed between the Purchaser and DSGI) to exercise its right of first offer in relation to the Purchaser Sale Shares by serving written notice on the Purchaser confirming its interest in acquiring the Purchaser Sale Shares and the purchase price and key terms on which it is prepared to effect a Purchaser Sale. In the absence of such notice DSGI shall be deemed to have elected not to have exercised its right of first offer and the Purchaser may offer the Purchaser Sale Shares (or any part of them) to any other person on any terms and conditions that it deems fit. The Purchaser shall be entitled to use its absolute discretion as to whether or not to proceed with any offer from DSGI and may consider offers from other persons (either in conjunction with or separate from any offer by DSGI) after the expiry of the 20 day period set out in this clause 19.2.

19.3 The Purchaser shall not sell or enter into an unconditional agreement to sell the Purchaser Sale Shares (or any part of them) to a third party until the 20 day period in clause 19.2 has expired.

20.  Confidentiality

20.1 Subject to clause 20.2, each Party must up to and following Purchase 3 Completion keep confidential any information about the existence and terms of this Deed (and any draft of this Deed) and any information obtained under or pursuant to this Deed and must not disclose such information to any person except:

     (1) any director, officer, employee, adviser or associated entity of the Party that has a clear need to use that information;

     (2) pursuant to any applicable law or order or rule of any court, regulatory body, governmental agency or stock exchange, including for the avoidance of applicable doubt, securities laws of the United States of America or the regulations of the NASDAQ National Market System; or

     (3) the Purchaser shall be entitled to disclose such information to CHAMP funds and their investors or its financiers.

20.2 In relation to Non-NASDAQ Announcements no Party will make any public or press announcement or statement concerning this Deed or Completion without the prior approval of the other parties. The Purchaser and the Vendors must in good faith agree at or before Purchase 1 Completion on the form of any Non-NASDAQ press announcement or public statement that they will each make.

20.3 In relation to NASDAQ Announcements the Vendors shall inform the Purchaser in advance of the nature and content of such announcements and shall use its best endeavours to ensure that the content and form of any NASDAQ announcement is provided to the Purchaser for comment before the making of or release of the relevant NASDAQ Announcement.

20.4 Without limiting clause 20.1 but subject to clauses 20.2 and 20.3, the Vendors and Directors must keep confidential and must use its best endeavours to procure that its directors and employees keep confidential all information concerning the Companies and the Companies' business which is in their knowledge, possession or control and must not disclose such information to any person except pursuant to any applicable law or order or rule of any court, regulatory body, governmental agency or stock exchange.

21.  Time of the Essence

21.1 Time is of the essence of this Deed.

21.2 If the Parties agree to vary a time requirement, the time requirement so varied is of the essence of this Deed.

21.3 An agreement to vary a time requirement must be in writing.

22.  Further Assurance

22.1 Each Party must promptly at its own cost do all things (including executing all documents) necessary or desirable to give full effect to this Deed.

23.  Severability

23.1 If anything in this Deed is unenforceable, illegal or void then it is severed and the rest of this Deed remains in force.

24.  Entire Understanding

24.1 This Deed:

     (1) is the entire agreement and understanding between the parties on everything connected with the subject matter of this Deed; and

     (2) supersedes any prior agreement or understanding on anything connected with that subject matter.

25.  Variation

25.1 An amendment or variation to this Deed is not effective unless it is in writing and signed by the Parties.

26.  Counterparts

26.1 This Deed may be executed in any number of counterparts. Each counterpart is an original but the counterparts together shall constitute one and the same agreement.

27.  Waiver

27.1 A Party's failure or delay to exercise a power or right does not operate as a waiver of that power or right.

27.2 The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

27.3 Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

28.  Costs and Outlays

28.1 Subject to clause 17.6, each Party must pay its own costs and outlays connected with the negotiation, preparation and execution of this Deed.

28.2 The Purchaser must pay all stamp duty and other government imposts payable in connection with this Deed (save any stamp duty or other government imposts in connection with any transfers of the Shares to AHPI and DSGI which shall be payable by the Vendors) and all other documents and matters referred to in this Deed when due or earlier if requested in writing by the Vendors.

29.  Notices

29.1 A notice or other communication connected with this Deed ("Notice") has no legal effect unless it is in writing.

29.2 In addition to any other method of service provided by law, the Notice may be:

     (1) sent by prepaid registered post to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

     (2) sent by prepaid ordinary mail to the address for service of the addressee, if the address is in Australia and the Notice is sent from within Australia;

     (3) sent by prepaid airmail to the address for service of the addressee, if the address is outside Australia or if the Notice is sent from outside Australia;

     (4)  sent by facsimile to the facsimile number of the addressee; or

     (5)  delivered at the address for service of the addressee.

29.3 A certificate signed by a Party giving a Notice or by an officer or employee of that Party stating the date on which that Notice was sent or delivered under clause 29.2 is prima facie evidence of the date on which that Notice was sent or delivered.

29.4 If the Notice is sent or delivered in a manner provided by clause 29.2, it must be treated as given to and received by the Party to which it is addressed:

     (1) if mailed from within Australia to an address in Australia, on actual delivery to that address as evidenced by Australia Post documentation;

     (2) if mailed from within Australia to an address in Australia, on the 2nd Business Day (at the address to which it is mailed) after mailing;

     (3) if mailed to an address outside Australia or mailed from outside Australia, on the 5th Business Day (at the address to which it is mailed) after mailing;

     (4) if sent by facsimile before 5 p.m. on a Business Day at the place of receipt, on the day it is sent and otherwise on the next Business Day at the place of receipt; or

     (5) if otherwise delivered before 5 p.m. on a Business Day at the place of delivery, upon delivery, and otherwise on the next Business Day at the place of delivery.

29.5 Despite clause 29.4(4):

     (1) a facsimile is not treated as given or received unless at the end of the transmission the sender's facsimile machine issues a report confirming the transmission of the number of pages in the Notice; and

     (2) a facsimile is not treated as given or received if it is not received in full and in legible form and the addressee notifies the sender of that fact within 3 hours after the transmission ends or by 12 noon on the Business Day on which it would otherwise be treated as given and received, whichever is later.

29.6 If a Notice is served by a method which is provided by law but is not provided by clause 29.2, and the service takes place after 5 p.m. on a Business Day, or on a day which is not a Business Day, it must be treated as taking place on the next Business Day.

29.7 A Notice sent or delivered in a manner provided by clause 29.2 must be treated as validly given to and received by the Party to which it is addressed even if:

     (1) the addressee has been liquidated or deregistered or is absent from the place at which the Notice is delivered or to which it is sent; or

     (2)  the Notice is returned unclaimed.

29.8 The Vendors' address for service and facsimile number are:

     Name          :   Associated Hygienic Products Inc.
     Attention     :   Peter Chang
     Address       :   205 East Highland Drive, Oconto Falls, Wisconsin 54154,
                       United States of America
     Facsimile No. :   +1 (920) 846 3026

     Name          :   DSG International Limited
     Attention     :
     Address       :   17/F Watson Centre 16-22 Kung Yip Street Kwai Chung,
                       N.T. Hong Kong
     Facsimile No. :   + (852) 2480 4491

     Copy to:

     Name          :   Robert E. Sullivan
     Attention     :   Pillsbury Winthrop LLP
     Address       :   50 Fremont Street
                       San Francisco, CA 94105, USA

     Facsimile No. :   +1 (415) 983 1200

     The Purchaser's address for service and facsimile number are:

     Name          :   APPP Finance Pty Limited
     Attention     :   William Ferris/Cameron Buchanan
     Address       :   Level 2, The Terrace, 155 George Street
                       Sydney NSW 2000  Australia

     Facsimile No. :   +61 (0)2 9247 5551

29.9 A Party may change its address for service or facsimile number by giving Notice of that change to each other Party.

29.10 If the Party to which a Notice is intended to be given consists of more than 1 person then the Notice must be treated as given to that Party if given to any of those persons.

29.11 Any Notice by a Party may be given and may be signed by its solicitor.

29.12 Any Notice to a Party may be given directly to its attorney by any of the means listed in clause 29.2 to the attorney's business address or facsimile number whether or not such notice has also been served on the relevant Party.

30.  Governing Law and Jurisdiction

30.1 The law of Victoria, Australia governs this Deed.

30.2 The Parties submit to the exclusive jurisdiction of the courts of Victoria and of the Commonwealth of Australia.

                                   Schedule 1

                                  The Companies

 1.   Name:                       DSG Pty Ltd

 2.   ACN:                        006 884 546

 3.   Australian Business No:     33 006 884 546

 4.   State of Registration:      Victoria, Australia

 5.   Date of Registration:       19 November 1987

 6.   Registered Office:          1-3 Lake Drive, Dingley Village  VIC  3172

 7.   Issued & Paid up Capital:   2,000,000 Cumulative Preference Shares
                                  750,000 Ordinary Shares

 8.   Directors:                  Brandon WANG Shui Ling
                                  Shamsher KANJI
                                  Patrick TSANG King Yu

 9.   Company Secretaries:        Patrick TSANG King Yu
                                  Carl Alexander NEYS

10.   Shareholders:               As detailed in Schedule 2

 1.   Name:                       Nappies DSG Pty Limited

 2.   ACN:                        057 041 399

 3.   Australian Business No:     33 006 884 546

 4.   Place of Registration:      Victoria, Australia

 5.   Date of Registration:       4 August 1992

 6.   Registered Office:          c/- DSG Pty Ltd, 1-3 Lake Drive,
                                  Dingley Village  VIC  3172

 7.   Issued & Paid up Capital:   2 Ordinary Shares

 8.   Directors:                  Brandon WANG Shui Ling
                                  Shamsher KANJI
                                  Patrick TSANG King Yu

 9.   Company Secretaries:        Patrick TSANG King Yu
                                  Carl Alexander NEYS

10.   Shareholders:               As detailed in Schedule 2

 1.   Name:                       Nappies Newco Pty Limited

 2.   ACN:                        102 609 094

 3.   Australian Business No:     None

 4.   Place of Registration:      Victoria, Australia

 5.   Date of Registration:       24 October 2002

 6.   Registered Office:          c/- DSG Pty Ltd, 1-3 Lake Drive,
                                  Dingley Village  VIC  3172

 7.   Issued & Paid up Capital:   2 Ordinary Shares

 8.   Directors:                  Peter Chang
                                  Colin Lamond

 9.   Company Secretaries:        None

10.   Shareholders:               As detailed in Schedule 2

                                   Schedule 2

                                   The Shares

                          Introduction A and B, 1.1(62)

----------------------------------------------------------------------------------------------------------
                                                DSG Pty Ltd
----------------------------------------------------------------------------------------------------------
                          Beneficial                   Class of        Total       Purchase
                           Owner of         Number      Shares     Subscription      Price      Timing of
       Vendor               Shares        of Shares      Held        Price A$         A$       Acquisition
----------------------------------------------------------------------------------------------------------
Associated Hygienic       Associated      2,000,000   Cumulative     2,000,000     2,100,000   Purchase 1
Products Inc          Hygienic Products               Preference                                  Date
                             Inc                        Shares
----------------------------------------------------------------------------------------------------------
Associated Hygienic       Associated        750,000    Ordinary        750,000    42,799,998   Purchase 1
Products Inc          Hygienic Products                 Shares                                    Date
                             Inc
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                         Nappies DSG Pty Ltd
----------------------------------------------------------------------------------------------------
                      Beneficial                                  Total       Purchase
                       Owner of       Number      Class of    Subscription     Price      Timing of
      Vendor            Shares      of Shares   Shares Held     Price A$         A$      Acquisition
----------------------------------------------------------------------------------------------------
DSG International        DSG            1         Ordinary          1        4,050,000   Purchase 1
Limited             International                   Share                                   Date
                       Limited
----------------------------------------------------------------------------------------------------
DSG International        DSG            1         Ordinary          1                    Purchase 2
Limited             International                  Share                                    Date
                       Limited
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                         Nappies Newco Pty Limited
----------------------------------------------------------------------------------------------------------
                      Beneficial                        Class of       Total        Purchase
                       Owner of         Number of        Shares     Subscription     Price      Timing of
      Vendor            Shares            Shares          Held        Price A$         A$      Acquisition
----------------------------------------------------------------------------------------------------------
DSG International        DSG        2 (at signing and   Ordinary         2             2       Purchase 3
Limited             International       Purchase 3       Share                                    Date
                        Limited        Completion)
----------------------------------------------------------------------------------------------------------
DSG International        DSG          4,050,000 (at     Ordinary         in        4,050,000   Purchase 3
                    International       Purchase 2       Shares    consideration                  Date
                        Limited        Completion)                  of transfer
                                                                     of 1 NDSG
                                                                       Share
----------------------------------------------------------------------------------------------------------

                                   Schedule 3

                                   Warranties

                                    Clause 9

The Vendors, give, and shall be deemed to give the Warranties set out in this
Schedule 3 such that each reference to "the Company shall be deemed to be a reference to each of DSG Pty, NDSG and Nappies Newco.

1.   Due Diligence

1.1 So far as the Vendors are aware, the written responses to questions put to officers and employees of the Company by the Purchaser, the Purchaser's lawyers and accountants and the Purchaser' consultants in carrying out due diligence investigations into the Company's affairs have been true, accurate, and not misleading in all material respects.

1.2 So far as the Vendors are aware, there were no material documents relating to the issues examined by the Purchaser, the Purchaser's lawyers and accountants and the Purchaser's consultants in the course of due diligence other than those contained in the materials provided by the Company.

1.3 All written information and documents supplied to the Purchaser, the Purchaser's lawyers and the Purchaser's consultants in the course of due diligence are and remain true, and correct and not misleading in all material respects.

2.   The Shares

2.1 AHPI is the registered holder and beneficial owner of all of the DSG Pty Shares at the date of this Deed and up until the Purchase 1 Completion and has power to transfer title to the DSG Pty Shares.

2.2 DSGI is the registered holder and beneficial owner of all of the NDSG Shares at the date of this Deed and up until the Purchase 1 Completion and 50 per cent of the NDSG Shares from Purchase 1 Completion up until the Purchase 2 Completion and has power to transfer title to the NDSG Shares.

2.3 DSGI is the registered holder and beneficial owner of all of the Nappies Newco Shares at the date of this Deed and at all times thereafter up until the Purchase 3 Completion and has power to transfer title to the Nappies Newco Shares.

2.4 At the Purchase 2 Date, the Shares will be fully paid and are free from all Mortgages and encumbrances and the NDSG Shares comprise the whole of the issued capital of the NDSG, the DSG Pty Shares comprise the whole of the issued capital of DSG Pty and the Nappies Newco Shares comprise the whole of the issued capital of Nappies Newco.

2.5 At the Purchase 1 Date, there will be no restrictions on the transfer of the Shares save that the approval of the Board may be required in order to register the transfers.

2.6 The Company has not granted to any person a right to subscribe for or acquire any of the Company's unissued shares.

2.7 At the relevant Purchase Date, no person will have any pre-emptive right with respect to any of the Shares that has not been waived.

2.8 There are no shareholders agreements or other agreements impacting upon the Shares or unissued share capital of each Company.

3.   The Companies

3.1 The details of the Company as set out in Schedule 1 are true and correct and up to date.

3.2 The copy of the constitution of the Company initialled for identification by an officer of the Company and produced to the Purchaser prior to executing this Deed is a true copy and includes all amendments made up to the date of this Deed.

3.3 No resolution to alter the Company's constitution as produced to the Purchaser has been passed.

3.4  The Company is not:

     (1) wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose;

     (2) the subject of a winding up application which has been made to a court, and no event has occurred which would entitle any person to apply to a court to wind up the Company;

     (3)  a party to a composition or arrangement with any of its creditors;

     (4) the recipient of a demand under section 459E of the Corporations Act 2001;

     (5) in receivership and none of its assets is in the possession of or under the control of a mortgagee or chargee;

     (6)  subject to administration under Part 5.3A of the Corporations Act
          2001;

     (7)  insolvent.

3.5 The Company has not received from the Australian Securities and Investments Commission any notice warning of possible cancellation of registration of the Company.

3.6 The Company has not since the Accounts Date declared or paid a dividend or effected any other distribution of profits or carried out or agreed to carry out any alteration to its capital structure except for the 5 percent dividend on the cumulative redeemable preference shares of A$100,000 paid by DSG Pty to AHPI on 23 August 2002.

3.7 So far as the Vendor is aware, no event has occurred which would entitle a government or government agency to take any proceeding or step the effect of which would warrant an inspection or investigation of the affairs of the Company.

3.8 All mortgages and encumbrances over the assets and undertaking of the Company are set out in Appendix 3.

3.9 Except in relation to the acquisition of 1 share in NDSG as permitted by this Deed, Nappies Newco has not traded or incurred any liability whatsoever.

4.   Names

4.1  The Vendor Group has not allowed or consented to or suffered:

     (1)  the use by any other person; or

     (2)  the registration as a business name;

     of the name "Australian Pacific Paper Products" or "APPP" in the Territory and, so far as the Vendors are aware, no other person is using the name "Australian Pacific Paper Products" or "APPP" in the Territory.

5.   Litigation and Outstanding Undertakings, Preservation of Rights

5.1  The Company:

     (1) has no unsatisfied fines, judgments or awards outstanding against it and is not party to any undertaking or assurance given to any court arbitrator or government agency or tribunal which is still in force; and

     (2) is not engaged in or so far as the Vendors are aware threatened with prosecution, litigation or arbitration.

5.2 None of the Vendors are aware of any facts or circumstances which are likely to lead to prosecution, litigation or arbitration involving the Company or any person for whose acts or defaults the Company may be liable.

5.3 The Company is not involved in any proceeding before or investigation by any governmental or statutory appointee agency tribunal committee or board of inquiry nor by any Royal Commission and so far as the Vendors are aware no such proceeding or investigation is pending or threatened against the Company.

5.4 So far as the Vendors are aware the Company's rights, contracts, agreements, options and arrangements described in Part A of Appendix 2 and in Appendix 8 and Appendix 9, are all of the Company's material rights, contracts, agreements, options and arrangements and, are unimpaired current and exercisable or enforceable, and except as disclosed in Part B of Appendix 2:

     (1) none of the Company's rights, contracts, agreements, options or arrangements is likely to lapse by reason of any act, default or neglect on the part of the Company;

     (2) no claim or action which at the Balance Date the Company was entitled to bring has become or prior to 3 months after the Purchase 3 Date may become contractually or statutorily barred or impaired by reason of time or delay; and

     (3) no claim or action which at the Balance Date the Company was entitled to defend, resist or claim set-off against has been, or prior to 3 months after the Purchase 3 Date may be advanced against the Company for want of action by the Company in due time.

6.   Product Liability

6.1 There are no product liability claims, or so far as the Vendors are aware no threatened claims or notifications against the Company made by customers or other parties except for minor claims of less than A$50.

6.2 So far as the Vendors are aware there is no material deficiency or defect in a product or service supplied or provided by the Company which may result in a claim being made against the Company.

7.   Subsidiaries and Marketable Securities

7.1  Each Company:

     (1)  has no Subsidiaries; and

     (2) is not the holder or beneficial owner of any Marketable Security (and in particular of any Marketable Security which is not fully paid up).

8.   Associations with Others

8.1 The Company is not a member of any partnership, joint venture, society or other unincorporated association.

9.   Area of Business

9.1 The Company has not during the previous 7 years had a place of business, branch or permanent establishment outside Australia, and the Company is duly recognised or registered and authorised to do business in every country or other jurisdiction in which the nature of its business or property makes such recognition, registration or authorisation necessary.

10.  Financial Matters

10.1 The Financial Statements:

     (1)  Have been prepared in accordance with the policies and principles in
          Schedule 5 and with generally accepted accounting concepts and practices and in accordance with the accounting concepts and practices adopted by the Company in the previous 2 financial years

10.2 (1) The Annual Accounts accurately disclose the assets and Liabilities of the Company at the date at which they are prepared. The Annual Accounts provide fully for all Liabilities of the Company for Tax as at the date at which they are prepared;

     (2) The Annual Accounts are not affected by any unusual or non-recurring item; and

     (3) The Annual Accounts take account of all gains and losses arising from foreign currency transactions.

10.3 The Annual Accounts present a true and fair view of the profit or loss of the Company for the accounting period expiring on the Balance Date at which they are prepared and the state of affairs of the Company as at the Balance Date at which they are prepared.

10.4 The Management Accounts are in accordance with the books and records of the Companies and although the Management Accounts are not audited and do not contain the footnotes which would be required in audited financial statements, in other respects present fairly and materially accurately the financial position, assets and liabilities of the Companies and the results of their operations, and changes in financial position for the respective periods indicated and reflect all necessary accruals, all in conformity with generally accepted accounting concepts and practices (GAAP) applied on a consistent basis. The Management Accounts contain all adjustments required to be made by

     GAAP, subject to normal year end adjustments consistent with the Audited Accounts as at the date to which they are prepared.

10.5 Since the Accounts Date no Material Adverse Change has taken place in the financial position or business affairs of the Company.

10.6 All guarantees, indemnities, undertakings, letters of comfort and analogous obligations and assurances which the Company has given are listed in Appendix 4.

10.7 The provisions for accrued holiday pay and long service leave in the Financial Statements are adequate, and the provision for long service leave is calculated in respect of each employee with more than 5 years' service with the Company and its predecessors in business at the date at which the relevant Financial Statements are prepared.

10.8 The Company has no Liability of more than A$10,000 to any person and in aggregate no Liability of more than A$10,000 in respect of a pension, lump sum or other allowance or benefit relating to or arising from cessation of employment or termination of office.

10.9 The Company does not have any debts or Liabilities other than those debts and Liabilities disclosed in the Financial Statements and debts and Liabilities which:

     (1) have been incurred in the ordinary course of the ordinary business of the Company up to the Purchase 3 Date; and

     (2)  are neither:

          (a)  of an unusual nature; nor

          (b)  of an unusually large amount.

10.10 So far as the Vendors are aware, particulars of all bills of exchange, promissory notes and other negotiable or transferable instruments in respect of which the Company has any Liability (other than cheques drawn by the Company in the ordinary course of business) have been fully disclosed to the Purchaser.

10.11 The trade debts (net of the provisions for doubtful debts, advertising, promotional expenses, discounts/rebates and quantity buys) owing at the Accounts Date and the Effective Date are good debts and will produce the full amount of the debts without deduction.

10.12 The aggregate written down value attributed to the fixed assets of the Company in the Financial Statements does not exceed the aggregate current market value of the assets at the Accounts Date.

10.13 The rate of depreciation applied in respect of each depreciable asset of the Company in the Financial Statements has been consistently applied over the previous accounting periods of the Company and is adequate to write down the value of each fixed asset to its realisable value at the end of its effective working life.

11.  Taxation Matters

11.1 The Company has:

     (1) furnished full and accurate Tax returns as required by law for all financial years ended on or prior to the Purchase 3 Date;

     (2) furnished full and accurate Tax returns as required by law for all Tax periods ended on or prior to the Purchase 3 Date; paid or made provision in the Financial Statements for all Tax liability in respect of income derived up to and including the Balance Date;

     (3) deducted amounts required by law to be deducted by the Company from payments by the Company to employees and other persons or entities and has paid those amounts to the appropriate authority.

11.2 The Company has no dispute or question outstanding with and the Company and the Vendors are not currently under investigation by the revenue authorities in Australia or elsewhere in relation to the Company.

11.3 With respect to the assets of the Company:

     (1) the Company has no assets which it purchased for the purpose of profit making by sale or for the carrying on or carrying out of any profit making undertaking or plan within the meaning of section 15-15 of the Income Tax Assessment Act 1997;

     (2) the Company has no assets which have been rolled over into the Company pursuant to any roll over provisions of Chapter 3 of the Income Tax Assessment Act 1997 which by reason of the making of this Deed will be deemed to be disposed of for the purposes of any provision in the Income Tax Assessment Act 1997;

     (3) all depreciating assets of the Company have been depreciated under the most appropriate method for tax purposes available under Division 40 of the Income Tax Assessment Act 1997 and any assets entitled to accelerated depreciation under Division 40 of the Income Tax (Transitional Provisions) Act 1997 have been so depreciated if appropriate;

     (4) all calculations or assessments by the Company of effective life of its depreciating assets for purposes of depreciation under Division 40 of the Income Tax Assessment Act 1997 are accurate;

     (5) the Company has obtained all relevant information regarding methods of depreciation and effective life of assets acquired from associates (as defined in section 318 of the Income Tax Assessment Act 1936) and has complied with all notices from such associates requiring this information from the Company, as required by Division 40 of the Income Tax Assessment Act 1997.

11.4 All Tax payable by the Company where due for payment has been paid by the due date.

11.5 All documents which are subject to stamp duty and in the enforcement of which the Company may be interested have been duly and sufficiently stamped. No document belonging to the Company subject to ad valorem stamp duty is liable to have additional duty assessed.

11.6 Without prejudice to Warranty 11.3(2), DSGI and Nappies Newco have not chosen to obtain a rollover of the share in NDSG into shares in Nappies Newco in relation to the transfer of the NDSG Share under clause 6 of this Deed.

12.  Franking Account

12.1 The Company currently maintains a franking account and has at all times maintained franking accounts as required by Part IIIAA of the Income Tax Assessment Act 1936.

12.2 The Company does not have a tainted share capital account under Division 7B of Part IIIAA of the Income Tax Assessment Act 1936.

13.  Statutory Returns

13.1 The Company has completed and lodged all returns and statements required to be lodged by law with any agency, department, authority or commission and the returns and statements so lodged were true and correct in every material respect except where the failure to have done so will not have a material adverse effect.

13.2 The books, records and registers of the Company are in accordance with all statutory requirements.

14.  Disclosures

14.1 The facts set out in the schedules, appendices and annexures are true, complete and accurate in all material respects.

14.2 All disclosures, representations and statements made in writing (including the Warranties in this Deed) already made or which may up to the Purchase 3 Date be made by any of the Vendors, or any person on behalf of the Vendors or any one or more of them relating to the business activities, affairs, operations, assets or Liabilities of the Company are or will when made (taken as a whole and taking into account all corrections and changes notified to the Purchaser) be true, accurate and comprehensive in all material respects and are not or will not when made be misleading in any material respect.

15.  Conduct of the Business

15.1 The business of the Company has been conducted in a normal and proper manner and there has not been any capital expenditure or agreement to incur capital expenditure exceeding A$10,000 in aggregate other than that capital expenditure disclosed in the Financial Statements or capital expenditure in the ordinary course of business.

15.2 Except for the Annual Target Objective Bonus Scheme disclosed in writing to the Purchaser and agents commissions disclosed in writing to the Purchaser and royalty payments under Intellectual Property licenses to The Proctor and Gamble Company or the Vendor Group, no schemes or arrangements operated by or relating to the Company exist, which provide to any officer, employee, independent contractor or agent of the Company a commission, remuneration or other payment calculated by reference to the whole or part of the turnover, profits or sales of the Company.

15.3 Subject to the exceptions in clause 15.2, the Company is not a party to any agreement pursuant to which it is or may be bound to share its profits or pay any royalties or to waive or abandon any rights to which it is entitled.

16.  Employment

16.1 The Company does not pay wages or provide other benefits (except those referred to in Appendix 5) to any employee at a rate or in a manner exceeding that employee's entitlement under that employee's employment agreement, the legislation, industrial awards and registered industrial agreements applicable to that employee.

16.2 Set out in Appendix 5 are all superannuation or pension schemes and arrangements whether legally enforceable or not relating to the Company.

16.3 Each scheme and arrangement set out in Appendix 5 is fully funded.

16.4 All employees and contractors of the Company receive the minimum superannuation guarantee contributions required by law and the Company has made all compulsory superannuation contributions.

16.5 There are no industrial disputes relevant to the conduct of the business of the Company and none of the Vendors are aware of any claims or other facts or circumstances which may result in an industrial dispute.

16.6 There are no claims made by former employees for compensation or reinstatement as a consequence of termination of employment.

16.7 None of the Vendors are aware of any other claims respecting benefits conferred or to be conferred on employees their families or dependants or of any facts or circumstances which are likely to lead to any such other claims.

16.8 The Company complies with relevant occupational health and safety laws for the state of Victoria, Australia and the Companies have taken reasonable measures to prevent injury.

17.  Directors' and Officers' Remuneration etc.

17.1 The remuneration and other emoluments as defined in section 9 of the Corporations Act 2001 and terms of employment or engagement of each of the directors and other officers of the Company have been disclosed in writing and will not be changed prior to Purchase 3 Completion without the prior written agreement of the Purchaser.

17.2 Since the Accounts Date the Company has not given or agreed to give any remuneration or other emoluments or benefits to or for the benefit directly or indirectly of any director or other officer except remuneration and emoluments to which paragraph 17.1 applies.

17.3 The Company has not at any time given any remuneration or other emoluments to its directors in excess of the amount of directors' remuneration and emoluments which would be an allowable deduction in the calculation of the income tax payable by the Company in the relevant year.

17.4 There are no contracts, understanding or arrangements whereby a director or employee of the Company is entitled to receive any benefit, bonus, payment or payment in kind of any nature from the Company or the Vendor Group upon completion of or in connection with this Deed.

18.  Vehicles, Plant and Equipment

18.1 Each vehicle and item of plant and equipment used in connection with the business of the Company which is owned by the Company is listed in Appendix 6 and is owned by the Company.

18.2 Each vehicle and item of plant and equipment used in connection with the business of the Company which is not owned by the Company is listed in Appendix 7 together with details of the contract, agreement or lease pursuant to which the Company is entitled to possession of it.

19.  Insurance, Performance Bonds and Bills of Exchange

19.1 All property of the Company of an insurable nature is insured consistent with general industry practice against loss or damage by fire, storm, tempest, theft, malicious damage and other usual risks and the Company is and, so far as the Vendors are aware, has at all times has been adequately covered by public risk and product liability insurances.

19.2 All insurance required by law to be effected by the Company has been effected and is current and not void or voidable.

19.3 None of the Vendors and the Company is aware of anything which would lead to any contracts of insurance to which the Company is an insured party or an insurance claim made by the Company being avoided, repudiated or denied.

19.4 The Company:

     (1)  has made and will make all notifications to and claims on insurers;
          and

     (2) has served or given all notices required for the purposes of ensuring that third parties meet their obligations in respect of policies of insurance in relation to which the Company is entitled to benefit or has any Liability;

     in the form required and within the times required so as to comply with each applicable policy of insurance.

19.5 The details of all insurance policies of the Companies are set out in Appendix 8.

20.  No Contravention of any Law

20.1 To the best of the knowledge, information and belief of the Vendors within the 5 years preceding the Purchase 3 Date the Company, its officers, agents and employees (during the course of their duties in relation to the Company) have not permitted or omitted to do any act or thing the commission or omission of which is or could be in contravention of any law and which could have a material adverse effect on the business or net assets of the Company.

20.2 The Company is not a party to any contract, arrangement or understanding which is in breach of the Trade Practices Act 1974.

21.  Contracts

21.1 All material agreements and arrangements binding on the Company and not entered into in the ordinary course of trading of the Company are described in Appendix 9.

21.2 There are no service, employment, consultancy or other similar agreements with the Company determinable on more than 5 weeks notice other than service agreements with management.

21.3 To the knowledge, information and belief of the Vendors, there is no agreement or arrangement with the Company in respect of which any person is in default (without regard to any requirement of notice or period of grace or both).

21.4 Other than in relation to the patent licence agreement between The Proctor and Gamble Company and DSGI International Limited dated 21 May 2001, and the Distribution Agreement between Vlesia AG and DSG Pty, the Company is not party to any agreement or arrangement which may be terminated by any other party by reason of a change in the ownership of the Shares or any of the Shares or by reason of the change being subject to the consent of the other party which consent has not been obtained.

21.5 There is no offer, tender or quotation given or made by the Company other than in the ordinary course of business of the Company and still outstanding capable of giving rise to a contract by unilateral act of a third party.

21.6 The Vendors after reasonable enquiry are not aware of any reason or circumstance which might cause any agreement or arrangement to which the Company is a party to not be fully performed and completed in accordance with its terms.

21.7 The work in progress, progress claims lodged, claims lodged in excess of work performed, and value of work not yet claimed set out in Appendix 10 represent a true and fair view of the value of those items at that date or dates stated in Appendix 10, to the knowledge, information and belief of the Vendors the amount of the claims lodged is fully recoverable within the time set out against each claim in Appendix 10, and there will not prior to the Purchase 3 Date be any Material Adverse Change to the recoverability of the Company's claims for payment for work performed, whether lodged before, on or after the date stated at the commencement of this Deed.

22.  Intellectual Property

22.1 All Intellectual Property of or used by the Company is listed with a brief description in Appendix 11 which also discloses:

     (1) whether it is duly registered or an application for registration has been made and;

     (2)  the name of the registered owner of the Intellectual Property.

22.2 No proceedings have been instituted or are pending or are to the knowledge of the Vendors threatened which challenge the validity of the ownership by the Company or by the Vendor Group of the Intellectual Property.

22.3 The Vendor Group has not licensed anyone other than the Companies to use any of the Brand Name IP.

22.4 The Companies have not licensed anyone to use any of the Brand Name IP.

22.5 The Vendor Group and the Company have no reason to suspect any infringing use or infringement of the Target IP by any other person.

22.6 The Company owns or possesses adequate and enforceable licences or other rights to use all Intellectual Property now used in the conduct of its business and has not received any notice of conflict with or infringement of the rights of any other person.

22.7 The Company has not passed off any of its goods or services as those of any other person and its own use of the Brand Name IP does not infringe the Intellectual Property of any other person.

23.  P & G Agreement

23.1 The Vendor Group has accrued or paid all licence fees payable to date under the P&G Agreement.

24.  Licences, Permits etc.

24.1 The Company holds all permits, licences, authorities, rights to use and consents necessary for carrying on the business of the Company (collectively "Permits"). Brief particulars of the Permits are set out in Appendix 12. The Permits are valid and in good standing. To the knowledge, information and belief of the Vendors, the Company has not failed to comply with any requirements of any of them.

24.2 So far as the Vendors are aware, there is no circumstance or fact involving the Company or its affairs which may result in the variation in any material respect or revocation of any of the Permits which it holds in connection with its business.

25.  Authorities to Act

25.1 There is no subsisting power of attorney, appointment of agent or other authority to act on behalf of the Company given by the Company to any person except to executive directors and employees acting in the normal course of their employment.

25.2 The Vendors have appropriate and lawful authority to sell the Shares and have passed any requisite resolutions and obtained any authorities required to enter into and to complete this Deed.

26.  Land

26.1 All land and interests in land owned, leased occupied or used by the Company are set out in Appendix 13.

26.2 The buildings and other improvements constructed on or in the land owned, leased, occupied or used by the Company are in good condition and repair taking into account normal wear and tear.

27.  No Contamination/Environmental matters

27.1 (1) To the Vendors' knowledge, the Companies are in compliance with all Environmental Laws. There are no events, conditions, circumstances, activities, practices, incidents, actions or plans in any way related to the Companies' business which will, or would reasonably be expected to, give rise to any Environmental Claim.

     (2)  As used in this Warranty:

          "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, Liens, notices, violations or proceedings related to any applicable Environmental Law brought, issued or asserted by: (i) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law; or (ii) a third party seeking damages, contribution, remediation or other action for personal injury or property damage resulting from the release of a government regulated hazardous material at, to or from any real property upon which the business of either Company is located or operated.

          "Environmental Law" means all applicable federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment and/or the handling, presence, use, generation, treatment, storage, transportation, release, discharge, emission or disposal of government regulated hazardous materials in effect on or before the Purchase 3 Date.

28.  Stock

28.1 Except to the extent, if any, that the records of the Company indicate otherwise, all stock, work in progress, whether in hand in transit or in bond are of good and merchantable quality fit for the purpose for which they are intended to be used in the business of the Company and conform with all relevant descriptions specifications and standards and with any relevant statutory or regulatory requirements.

29.  The Vendors

29.1 Corporate Organization. AHPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin USA and DSGI is a corporation incorporated in the British Virgin Islands and the Vendors have the corporate power and authority to sell the Shares.

29.2 Authorisation of Agreement; No violation. The Vendors' Boards of Directors have duly authorised the execution and delivery of this Deed and the sale and the consummation of the other transactions contemplated hereby.

29.3 Litigation. There are no action, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in the United States British Virgin Islands or any foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Vendors or any of its properties or assets that (i) questions the validity of this Deed or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Vendors under this Deed.

29.4 No authorisation, consent or approval of, or filing with, any public body or authority is necessary for the consummation by the Vendor of the transactions contemplated by this Deed.

30.  No Unauthorised Disclosures

30.1 None of the Vendors, and the Company has knowledge of any unauthorised disclosure of any of the financial or trade secrets or other confidential information of the Company.